EX-99.B5.(D)



                        INVESTMENT ADVISORY CONTRACT FOR
                      THE TOCQUEVILLE SMALL CAP VALUE FUND

                          INVESTMENT ADVISORY AGREEMENT


         THIS AGREEMENT is made this 10th day of June, 1994 by and between THE TOCQUEVILLE TRUST, a Massachusetts business trust (the "Trust"), on behalf of its series THE TOCQUEVILLE SMALL CAP VALUE FUND (the "Fund") and TOCQUEVILLE ASSET MANAGEMENT L.P., a limited partnership (the "Investment Adviser");

                               W I T N E S S E T H

                  WHEREAS, the Trust is registered as an open-end, diversified management investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act"), and the rules and regulations promulgated thereunder; and

                  WHEREAS, the Investment Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act"), and engages in the business of acting as an investment adviser; and

                  WHEREAS, the Trust and the Investment Adviser desire to enter into an agreement to provide for the management of the assets of the Fund on the terms and conditions hereinafter set forth.

                  NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

                  1. Management. The Investment Adviser shall act as investment adviser for the Trust and shall, in such capacity, supervise the investment and reinvestment of the cash, securities or other properties comprising the Trust's assets, subject at all times to the policies and control of the Trust's Board of Trustees. The Investment Adviser shall give the Trust the benefit of its best judgment, efforts and facilities in rendering its services as investment adviser. The Investment Adviser shall, for all purposes herein, be deemed an independent contractor and shall have, unless otherwise expressly provided or authorized, no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

                  2. Duties of Investment Advisor. In carrying out its obligation under paragraph 1 hereof, the Investment Adviser shall:

                           (a)  supervise and manage all aspects of the
Fund's operations;

                           (b)  provide the Fund or obtain for it, and
thereafter supervise, such executive, administrative, clerical and shareholder servicing services as are deemed advisable by the Trust's Board of Trustees;

                           (c)  arrange, but not pay for, the periodic
updating of prospectuses and supplements thereto, proxy material, tax returns, reports to the Fund's shareholders and reports to and filings with the Securities and Exchange Commission, state Blue Sky authorities;

                           (d)  provide the Fund with, or obtain for it,
adequate office space and all necessary office equipment and services, including telephone service, heat, utilities, stationery supplies and similar items for the Fund's principal office;

                           (e)  provide the Board of Trustees of the Trust on
a regular basis with financial reports and analyses on the Fund's operations and the operations of comparable investment companies;

                           (f)  obtain and evaluate pertinent information
about significant developments and economic, statistical and financial data, domestic, foreign or otherwise, whether affecting the economy generally or the Fund, and whether concerning the individual issuers whose securities are included in the Fund or the activities in which they engage, or with respect to securities which the Investment Adviser considers desirable for inclusion in the Fund;

                           (g)  determine what issuers and securities shall
be represented in the Fund's portfolio and regularly report them to the Board of Trustees of the Trust;

                           (h)  formulate and implement continuing programs
for the purchases and sales of the securities of such issuers and regularly report thereon to the Board of Trustees of the Trust;
and

                           (i)  take, on behalf of the Fund, all actions
which appear to the Fund necessary to carry into effect such purchase and sale programs and supervisory functions as aforesaid, including the placing of orders for the purchase and sale of portfolio securities.

                  3. Broker-Dealer Relationships. The Investment Adviser is responsible for decisions to buy and sell securities for the Fund, broker-dealer selection, and negotiation of brokerage commission rates. The Investment Adviser's primary consideration in effecting a security transaction will be execution at a price that is reasonable and fair compared to the commission, fee or other remuneration received or to be received by other brokers in connection with comparable transactions, including similar securities being purchased or sold on a securities exchange during a comparable period of time.

                  In selecting a broker-dealer to execute each particular transaction, the Investment Adviser will take the following into consideration: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Fund on a continuing basis. Accordingly, the price to the Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered. Subject to such policies and procedures as the Board of Trustees may determine, the Investment Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Investment Adviser for the Fund's use an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Investment Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Investment Adviser's overall responsibilities with respect to the Fund. The Investment Adviser is further authorized to allocate the orders placed by it on behalf of the Fund to such brokers and dealers who also provide research or statistical material, or other services to the Fund or the Investment Adviser for the Fund's use. Such allocation shall be in such amounts and proportions as the Investment Adviser shall determine and the Investment Adviser will report on said allocations regularly to the Board of Trustees of the Trust indicating the brokers to whom such allocations have been made and the basis therefor.

                  4. Control by Board of Trustees. Any investment program undertaken by the Investment Adviser pursuant to this Agreement, as well as any other activities undertaken by the Investment Adviser on behalf of the Fund pursuant thereto, shall at all times be subject to any directives of the Board of Trustees of the Trust.

                  5. Compliance with Applicable Requirements. In carrying out its obligations under this Agreement, the Investment
Adviser shall at all times conform to:

                           (a)  all applicable provisions of the Investment
Company Act and the Investment Advisers Act and any rules and regulations adopted thereunder as amended; and

                           (b)  the provisions of the Registration Statements
of the Fund under the Securities Act of 1933, as amended, and the Investment Company Act; and

                           (c)  the provisions of the Declaration of Trust of
the Trust, as amended; and

                           (d)  the provisions of the By-laws of the Trust,
as amended; and

                           (e)  any other applicable provisions of state and
federal law.

                  6. Expenses. The expenses connected with the Fund shall be allocable between the Fund and the Investment Adviser as follows:

                           (a)  The Investment Adviser shall furnish, at its
expense and without cost to the Trust, the services of a President, Secretary and one or more Vice Presidents of the Fund, to the extent that such additional officers may be required by the Fund for the proper conduct of its affairs.

                           (b)  The Investment Adviser shall further
maintain, at its expense and without cost to the Fund, a trading function in order to carry out its obligations under subparagraph (i) of paragraph 2 hereof to place orders for the purchase and sale of portfolio securities for the Fund.

                           (c)  Nothing in subparagraph (a) hereof shall be
construed to require the Investment Adviser to bear:

                           (i) any of the  costs  (including  applicable  office
                  space, facilities and equipment) of the services of a principal financial officer of the Fund whose normal duties consist of maintaining the financial accounts and books and records of the Fund; including the reviewing of calculations of net asset value and preparing tax returns; or

                          (ii) any of the costs (including applicable office space, facilities and equipment) of the services of any of the personnel operating under the direction of such principal financial officer. Notwithstanding the obligation of the Fund to bear the expense of the functions referred to in clauses (i) and (ii) of this subparagraph (c), the Investment Adviser may pay the salaries, including any applicable employment or payroll taxes and other salary costs, of the principal financial officer and other personnel carrying out such functions and the Fund shall reimburse the Investment Adviser therefor upon proper accounting.

                           (d)  All of the ordinary business expenses
incurred in the operations of the Fund and the offering of its shares shall be borne by the Fund unless specifically provided otherwise in this paragraph 6. These expenses include but are not limited to brokerage commissions, legal, auditing, taxes or governmental fees, the cost of preparing share certificates, custodian, depository, transfer and shareholder service agent costs, expenses of issue, sale, redemption and repurchase of shares, expenses of registering and qualifying shares for sale, insurance premiums on property or personnel (including officers and trustees if available) of the Fund which inure to its benefit, expenses relating to trustee and shareholder meetings, the cost of preparing and distributing reports and notices to shareholders, the fees and other expenses incurred by the Fund in connection with membership in investment company organizations and the cost of printing copies of prospectuses and statements of additional information distributed to shareholders.

                  7. Delegation of Responsibilities. The Investment Adviser may delegate the performance of certain investment advisory services to Tocqueville Finance S.A., a company registered as an investment adviser in France, including the responsibility to provide certain information and research to the Investment Adviser regarding the foreign securities in which the Fund may invest. Tocqueville Finance may place portfolio trades in foreign securities for the Fund which, in accordance with the general securities practices in France, will result in Tocqueville Finance receiving a portion of the brokerage commissions paid to certain securities brokers for the foreign securities bought and sold for the Fund.

                  The authorization for the Investment Adviser to use the services of Tocqueville Finance is subject to the Fund receiving best price and execution for the foreign securities transactions placed with foreign securities brokers by Tocqueville Finance. Tocqueville Finance is an affiliate of the
Investment Adviser by virtue of the Investment Adviser's ownership of approximately 25% of the common stock of such corporation. No compensation may be paid the Fund or the Investment Adviser for the information and research provided by Tocqueville Finance; however, Tocqueville Finance will, as stated above, retain the portion of brokerage commissions received from certain securities brokers for transactions executed in foreign markets.

                  8. Compensation. The Fund shall pay the Investment Adviser in full compensation for services rendered hereunder an annual investment advisory fee, payable monthly, of .75% of the Fund's average daily net assets on the first $100 million, .70% of the Fund's average daily net assets in excess of $100 million but not exceeding $500 million, and .65% of the Fund's average daily net assets in excess of $500 million. The average daily net asset value of the Fund shall be determined in the manner set forth in the Declaration of Trust and Prospectus of the Fund.

                  9. Expense  Limitation.  If, for any fiscal year, the total of all ordinary business expenses of the Fund, including all investment advisory fees but excluding brokerage commissions and fees, taxes, interest and extraordinary expenses such as litigation, would exceed the most restrictive expense limits imposed by any statute or regulatory authority of any jurisdiction in which shares of the Fund are offered for sale, the investment advisory fee shall be reduced by the amount of such excess. The amount of any such reduction to be borne by the Investment Adviser shall be deducted from the monthly investment advisory fee otherwise payable to the Investment Adviser during such fiscal year; and if such amount should exceed such monthly fee, the Investment Adviser agrees to pay to the Fund such excess expenses no later than the last day of the first month of the next succeeding fiscal year. For the purposes of this paragraph, the term "fiscal year" shall exclude the portion of the current fiscal year which shall have elapsed prior to the date hereof and shall include the portion of the then-current fiscal year which shall have elapsed at the date of termination of this Agreement.

                  10. Non-Exclusivity. The services of the Investment Adviser to the Fund are not to be deemed to be exclusive, and the Investment Adviser shall be free to render investment advisory and corporate administrative or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that officers or Partners of the Investment Adviser may serve as officers or trustees of the Trust, and that officers or trustees of the Trust may serve as officers or partners of the Investment Adviser to the extent permitted by law; and that the officers and partners of the Investment Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers or partners of any other firm or corporation, including other investment companies.

                  11. Term and Approval. This Agreement shall become effective at the close of business on the date hereof and shall remain in force and effect for two years and thereafter from year to year, provided that such continuance is specifically approved at least annually:

                           (a)  (i)  by the Trust's Board of Trustees or
(ii) by the vote of a majority of the Fund's outstanding voting securities (as defined in Section 2(a)(42) of the Investment
Company Act); and

                           (b)  by the affirmative vote of a majority of the
Trustees who are not parties to this Agreement or interested persons of a party to this Agreement (other than as Trust trustees), by votes cast in person at a meeting specifically called for such purpose.

                  12. Termination. This Agreement may be terminated at any time, without the payment of any penalty, by vote of the Trust's Board of Trustees or by vote of a majority of the Fund's outstanding voting securities, or by the Investment Adviser, on sixty (60) days' written notice to the other party. The notice provided for herein may be waived by either party. This Agreement shall automatically terminate in the event of its assignment, the term "assignment" for the purpose having the meaning defined in Section 2(a)(4) of the Investment Company Act.

                  13. Liability of Investment Adviser and Indemnification. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Investment Adviser or any of its officers, trustees or employees, it shall not be subject to liability to the Trust or to any shareholder of the Trust for any omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

                  14. Liability of Trustees and Shareholders. A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the trustees of the Trust as trustees and not individually and that the obligations of this instrument are not binding upon any of the trustees or shareholders individually but are binding only upon the assets and property of the Fund.

                  15. Notices. Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Trust and that of the Investment Adviser shall be 1675 Broadway, New York, New York 10019.

                  16. Questions of Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission issued pursuant to said Act. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this

Agreement is released by rules, regulation or order of the Securities and Exchange Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers on the day and year first above written.

                                                   THE TOCQUEVILLE TRUST, on
                                                   behalf of The Tocqueville
                                                   Small Cap Value Fund


Attest:                                            By:/s/ Robert Kleinschmidt
                                                      -----------------------
/s/ Kieran Lyons
                                                   TOCQUEVILLE ASSET MANAGEMENT
                                                   L.P.
Attest:
                                                   By:/s/ Robert Kleinschmidt
/s/ Kieran Lyons                                      -----------------------
----------------